Exhibit 4.1

PLAN OF CONVERSION

OF

SPHERIC TECHNOLOGIES, INC.

The terms and conditions of the conversion of Spheric Technologies, Inc., an Arizona corporation, into Spheric Technologies, Inc., a Nevada corporation, are as follows:

1. Pursuant to Section 92A.195, Nevada Revised Statutes, Spheric Technologies, Inc., an Arizona Corporation (“Spheric—AZ”), shall transfer its domicile to Spheric Technologies, Inc., a Nevada corporation (“Spheric—NV”) and the separate corporate existence of Spheric—AZ shall cease in Arizona (the “Conversion”).

2 Each share of the common stock of Spheric—AZ issued and outstanding immediately prior to the Conversion shall be converted into the right to receive the sum of one share of common stock of Spheric—NV.

3. All of the outstanding certificates which prior to the Conversion represented shares of the common stock of Spheric—AZ shall be surrendered and cancelled and new certificates will be issued to represent the converted issued and outstanding shares of Spheric—NV.

4. The Board of Directors of Spheric—AZ immediately preceding the Conversion shall become the directors of the Spheric—NV to serve until the expiration of their terms and until their successors are elected and qualified.

5. The officers of Spheric—AZ immediately preceding the conversion shall become the officers of Spheric—NV to serve at the pleasure of the Board of Directors of Spheric—NV.

6. From time to time, as and when required by Spheric—NV or by its successors and assigns, there shall be executed and delivered on behalf of Spheric—AZ such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest or perfect in or to conform of record or otherwise, in Spheric—AZ the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Spheric—AZ and otherwise to carry out the purposes of this Plan of Conversion , and the officers and directors of the Spheric—NV are fully authorized in the name and on behalf of Spheric—AZ or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

[SIGNATURE ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned has executed this Plan of Conversion to be effective as of June 3, 2008.

SPHERIC TECHNOLOGIES, INC.

By:	/s/ Joseph Hines
Joseph Hines, President